                            SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                    ____________________

                                        SCHEDULE 13G
                                       (Rule 13d-102)

                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO RULE 13d-2(b)
                                     (Amendment No. 2)*

                              NEXSTAR BROADCASTING GROUP, INC.
                ___________________________________________________________
                                      (Name of Issuer)

                                        COMMON STOCK
                ___________________________________________________________
                               (Title of Class of Securities)

                                         65336K103
                                ___________________________
                                       (CUSIP Number)

                                     December 31, 2005
                ___________________________________________________________
                   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                    [ ] Rule 13d - 1(b)
                                    [X] Rule 13d - 1(c)
                                    [ ] Rule 13d - 1(d)

*     The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter  disclosures  provided in a prior cover page.

      The  information  required  on the  remainder  of this page  shall not be deemed to be
"filed"  for the purpose of Section 18 of the  Securities  Exchange  Act of 1934  ("Act") or
otherwise  subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                              (Continued on following page(s))

----------------------                                   -------------------
CUSIP No. 65336K103                  13G                 Page 2 of 9 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Capital Investors, L.P.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                 1,362,528
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    6  SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                 1,362,528
                    7  SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                          0
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     9.54%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        PN
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
 CUSIP No. 65336K103                 13G                 Page 3 of 9 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Capital Management, L.P.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                 1,362,528
                    6  SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7  SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                  1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     9.54%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        OO
---------------------------------------------------------------------------
                              *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
 CUSIP No. 65336K103                 13G                 Page 4 of 9 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
      1       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

              BACM I GP, LLC

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
              (a) [ ]
                                                              (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
      3       SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                 1,362,528
                    6  SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7  SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                  1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     9.54%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        OO
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
 CUSIP No. 65336K103                 13G                 Page 5 of 9 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
      1       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

              J. Travis Hain

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
              (a) [ ]
                                                              (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
      3       SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             United States
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                 1,362,528
                    6  SHARED VOTING POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                                                                         0
                    7  SOLE DISPOSITIVE POWER
---------------------------------------------------------------------------
---------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                  1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 1,362,528
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     10      CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     9.54%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                                                                        IN
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            Nexstar Broadcasting Group, Inc. ("Nexstar")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            909 Lake Carolyn Parkway, Suite 1450
            Irving, Texas  75039

Item 2(a).  Name of Person Filing:

            Banc of America Capital Investors, L.P.
            Banc of America Capital Management, L.P.
            BACM I GP, LLC,
            J. Travis Hain

Item 2(b).  Address of Principal Business Office or, if None, Residence:

      Each  Reporting  Person has its or his  principal  business  office at 100 North Tryon
Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c).  Citizenship:

            Banc of America Capital Investors, L.P.         Delaware
            Banc of America Capital Management, L.P.        Delaware
            BACM I GP, LLC                            Delaware
            J. Travis Hain                                  United States

Item 2(d).  Title of Class of Securities:  Class A Common Stock, no par value

Item 2(e).  CUSIP Number:  65336K103

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b),  or 13d-2(b) or (c), Check
            Whether the Person Filing is a:

            (a)   [  ] Broker or dealer registered under Section 15 of the Exchange Act.
            (b)   [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d)   [ ]  Investment  company  registered  under  Section 8  of the  Investment
                  Company Act.
            (e)   [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
            (f)   [ ] An  employee  benefit  plan  or  endowment  fund  in  accordance  with
                  Rule 13d-1(b)(1)(ii)(F).
            (g)   [ ] A parent  holding  company or control  person in accordance  with Rule
                  13d-1(b)(1)(ii)(G).
            (h)   [ ] A savings  association  as  defined  in  Section 3(b)  of the  Federal
                  Deposit Insurance Act.
            (i)   [ ] A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act.
            (j)   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box.  [x]

Item 4.     Ownership:

      With respect to the beneficial  ownership of the reporting person, see Items 5 through
11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.     Ownership of Five Percent or Less of a Class:

      If this  statement  is being  filed to report the fact that as of the date  hereof the reporting  person has  ceased to be the  beneficial  owner of more than five  percent of the
class of securities, check the following  [    ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7.     Identification  and Classification of the Subsidiary which Acquired the Security
            Being Reported on By the Parent Holding Company:

            Not applicable.

Item 8.     Identification and Classification of Members of the Group:

            Not applicable.

Item 9.     Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

      By  signing  below  each  of the  undersigned  certifies  that,  to the  best  of such undersigned's  knowledge and belief, the securities  referred to above were not acquired and are not for the purpose of or with the effect of changing or influencing  the control of the issuer of the securities  and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.
                                            SIGNATURE

      After reasonable  inquiry and to the best of the  undersigned's  knowledge and belief, the undersigned  certify that the information set forth in this statement is true,  complete and correct.

Dated:      February 3, 2006

BANC OF AMERICA CAPITAL INVESTORS, L.P.
      By:   Banc of America Capital Management, L.P., its sole member
            By:   BACM I GP, LLC, its general partner

                  By:   /s/  J. Travis Hain
                        Name: J. Travis Hain
                        Title:      Managing Member

BACM I GP, LLC

By:   /s/  J. Travis Hain
      Name:        J. Travis Hain
      Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT, L.P.
      By:   BACM I GP, LLC, its general partner

            By:   /s/  J. Travis Hain
                  Name: J. Travis Hain
                  Title:      Managing Member

/s/  J. Travis Hain
J. Travis Hain

                                                                                Exhibit 99.1

                                      JOINT FILING AGREEMENT

      The undersigned  hereby agree that they are filing this statement  jointly pursuant to
Rule  13d-1(k)(1).  Each of them is  responsible  for the timely filing of such Schedule 13G and any  amendments  thereto,  and for the  completeness  and  accuracy  of the  information concerning  such  person  contained  therein;  but  none  of  them  is  responsible  for the completeness or accuracy of the information  concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule 13d-1(k)(1)  promulgated under the Securities and Exchange Act of 1934,  as amended,  the  undersigned  hereby agree to the joint filing with each other on behalf of each of them of to such a  statement  on Schedule  13G with  respect to the common stock of Seattle  Genetics,  Inc.  beneficially  owned by each of them.  This  Joint  Filing
Agreement shall be included as an exhibit to such Schedule 13G.

Dated:      February 3 2006

BANC OF AMERICA CAPITAL INVESTORS, L.P.
      By:   Banc of America Capital Management, L.P., its sole member
            By:   BACM I GP, LLC, its general partner

                  By:   /s/  J. Travis Hain
                        Name: J. Travis Hain
                        Title:      Managing Member

BACM I GP, LLC

By:   /s/  J. Travis Hain
      Name:        J. Travis Hain
      Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT, L.P.
      By:   BACM I GP, LLC, its general partner

            By:   /s/  J. Travis Hain
                  Name: J. Travis Hain
                  Title:      Managing Member

/s/  J. Travis Hain
J. Travis Hain